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                                                                   Exhibit 10.58

                                LICENSE AGREEMENT

            This License Agreement (this "Agreement") is made and entered into as of September 30, 2002, by and between Senetek PLC, a United Kingdom corporation with offices located at 620 Airpark Road, Napa, California 94558 ("Senetek"), and Vivier Pharma Inc., a Quebec corporation with a mailing address at P.O Box 1282, Hudson, Quebec, Canada ("Vivier" and, together with Senetek, the "Parties").

                                   BACKGROUND

            A. Senetek has developed and holds certain patents and other proprietary intellectual property relating to the use as a skin care or cosmetic product of formulations containing Kinetin, and Vivier has developed and holds certain patent applications and other proprietary intellectual property relating to the use as a skin care or cosmetic product of a unique formulation of Vitamin C (herinafter, "Vivier C").

            B. Vivier desires to manufacture, market and sell in the Authorized Channel within the Territory (both as defined below) skin care products containing Kinetin in combination with Vivier C (hereinafter, "Kinetin C").

            C. Senetek desires to market and sell, and to license third parties to market and sell, Vivier C and Kinetin C products.

            D. Senetek is willing to grant Vivier the right to manufacture, market and sell Kinetin C products in the Authorized Channel in the Territory all as set forth in this Agreement, and Vivier is willing to manufacture and supply to Senetek, and grant Senetek the right to market and sell, Vivier C and Kinetin C products all as set forth in this Agreement.

            Accordingly, in consideration of the mutual promises, covenants, and conditions set forth below, the Parties agree as follows:

1.    DEFINITIONS

            When used in this Agreement, each of the following capitalized terms shall have the respective meanings set forth in this Article.

      1.1 "Affiliate" means any corporation, partnership, proprietorship or other legal entity directly or indirectly controlled by, controlling, or under common control with another legal entity, "control" meaning, for purposes hereof, the effective power to elect at least a majority of the Board or Directors or other management body of a legal entity or to effectively direct the management of a legal entity, by the ownership of voting securities, by contract, or otherwise.

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      1.2   "Agreement Date" means the date of this Agreement first set forth above.

      1.3 "Authorized Channel" means the ethical market channel, including dermatologists and other physicians and pharmacies, medical clinics, HMOs and other recognized prescription drug channels in Canada, including wholesalers and distributors re-selling to such channels.

      1.4 "Best Efforts" means that commercially reasonable degree of effort, expertise, knowledge and resources which one skilled, able, familiar with and experienced in the matters set forth herein would utilize and otherwise apply with respect to fulfilling a like obligation subject to existing legal, contractual and other restrictions.

      1.5 "Calendar Quarter" means a period beginning on the first day of January, April, July or October and ending on the last day of March, June, September, or December, respectively.

      1.6 "Confidential Information" means marketing, sales, financial, scientific, and other non-public and/or proprietary information concerning the products, projects, businesses and operations of a party or its Affiliates disclosed by such party to the other party or its Affiliates or of which the other party or its Affiliates gains knowledge in performing this Agreement. "Senetek Confidential Information" means Confidential Information of Senetek and "Vivier Confidential Information" means Confidential Information of Vivier.

      1.7 "Contract Year" means a period beginning on any January 1 during the Term and ending on the first to occur of December 31 of such calendar year or the termination of this Agreement; provided, however, that the first Contract Year shall commence on the Agreement date and end on December 31, 2003.

      1.8 "Documentation" means the documentation relating to the Patents and Know-How identified in Schedule 1.8.

      1.9 "Final Adjudication" means any decision by a Governmental Entity of competent jurisdiction if either (a) any and all appeals (including to other Governmental Entities of competent jurisdiction) in connection with the adjudication are exhausted or (b) the time for any such appeal shall have passed without such appeal having been perfected.

      1.10 "Government Entity" means any competent governmental agency, board, authority, commission, court or other governmental entity having lawful jurisdiction.

      1.11 "Intellectual Property" means collectively the Patents, the Know-How and such common law and statutory trademarks, trade names, copyrights, designs and other proprietary rights related to or useful in the performance of this Agreement as a party has or acquires during the Term of this Agreement to the extent that the same is not subject to an agreement or commitment precluding such party or its Affiliates from making it available to the other party. "Senetek Intellectual Property" means the Senetek Patents, the Senetek Know-How and the other proprietary rights not subject to such an agreement or commitment that are related to Kinetin, and "Vivier Intellectual Property" means the Vivier Patents, the Vivier Know-How and

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the other proprietary rights not subject to such an agreement or commitment that are related to Vivier C.

      1.12 "Know-How" means such special knowledge, trade secrets and technical or other proprietary information, whether or not patented or patentable, owned or controlled by a party or its Affiliates at any time prior to or during the term of this Agreement specifically related to the development, manufacture or use of the Products or Vivier C to the extent that such special knowledge, technical or other information is not subject to an agreement or commitment precluding such party or its Affiliates from making it available to the other party. "Senetek Know-How" means Know-How owned or controlled by Senetek or its Affiliates and "Vivier Know-How" means Know-How owned or controlled by Vivier or its Affiliates.

      1.13 "Net Royalties" means the gross royalties received by Senetek or its Affiliates from sales of Products by its licensees or sub-licensees, less only (to the extent consistent with reasonable industry practices and shown on customer invoices as separate items) amounts actually allowed or credited by Senetek or its Affiliates for returns of such Products, calculated in accordance with United States generally accepted accounting principles applied consistently from period to period, provided that Net Royalties shall not include any pass through costs invoiced to licensees or sub-licensees as separate items for freight or shipping insurance.

      1.14 "Net Sales" means the gross revenues of a Party or its Affiliates from sales of Products to non-Affiliates, less only (to the extent consistent with reasonable industry practices and shown on customer invoices as separate items) (i) the amount of discounts and allowances granted by the Party or its Affiliates and taken by such non-Affiliate customers with respect, thereto and
(ii) amounts actually allowed or credited by the Party or its Affiliates for returns of such Products, calculated in accordance with United States generally accepted accounting principles applied consistently from period to period, provided that Net Sales shall not include Net Royalties or any pass through costs invoiced to customers as separate items for freight or shipping insurance.

      1.15  "Patents" means the patents for Kinetin set forth on Schedule
1.15A (the "Senetek Patents") and the patent applications for Vivier C set forth on Schedule 1.15B (the "Vivier Patents").

      1.16 "Person" shall be broadly construed to include any Government Entity, legal entity, or natural person.

      1.17 "Products" means, collectively (a) those existing formulations containing Vivier C set forth in Schedule 1.17 and any improvements of such products and new formulations containing Vivier C not in combination with Kinetin developed by Vivier after the Agreement Date (the "Vivier C Products"), and (b) those formulations containing Vivier C in combination with Kinetin mutually agreed upon by the Parties, including formulations that combine other active ingredients, but excluding (i) any product subject to regulation as a prescription drug and (ii) any product with a concentration of Kinetin of [***] or more (the "Kinetin C Products").

      1.18  "Territory" means Canada and the United States of America.

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      1.19  "Term" means the period starting on the Agreement Date and ending
(if not earlier terminated pursuant to the other terms of this Agreement) at the end of the fifth Contract Year, unless extended by agreement of the parties.

      1.20 "Trial Size" means a Unit that is a sampling vehicle with a fill weight that is less than 25% of the fill weight of regular business Product and that is given to customers or end-use consumers free of charge with the objective of generating trial and awareness of Products.

      1.21  "Unit" means an individual packaged unit of Product.

      1.22 "Valid Claim" means any claim in an unexpired patent or patent application that has not been disclaimed or held invalid or unenforceable by a Governmental Entity of competent jurisdiction in a Final Adjudication.

2.    CROSS-LICENSES; PRODUCT MANUFACTURE AND SUPPLY

      2.1   Grants of Licenses.

            2.1.1 Senetek hereby grants to Vivier during the Term a license under the Senetek Intellectual Property to manufacture, have manufactured, market and sell Kinetin C Products in the Authorized Channel in the Territory, and to use the Senetek Intellectual Property, Improvements and Documentation to facilitate such manufacture, marketing and sale, in each case subject to the terms of this Agreement.

            2.1.2 Vivier hereby grants to Senetek during the Term a license under the Vivier Intellectual Property to market and sell and license third parties to market and sell the Products in all channels of distribution throughout the world, and to use the Vivier Intellectual Property, Improvements and Documentation to facilitate such marketing, sale and licensing, in each case subject to the terms of this Agreement, except that Senetek shall not market or sell or license third parties to market or sell (a) any Products in the Authorized Channel in Canada, (b) any Vivier C Products in the Authorized Channel in the United States, or (c) any Products in the drug store class of trade in Japan, without the express prior approval of Vivier in writing.

      2.2 Exclusivity. Senetek agrees that during the Term, Senetek and its Affiliates will not (i) manufacture, have manufactured, market or sell Products in the Authorized Channel in Canada or in the drug store class of trade in Japan or Vivier C Products in the Authorized Channel in the United States, (ii) manufacture, have manufactured, market or sell Products otherwise than as excluded by clause (i) except in accordance with this Agreement, or (iii) license any other Person so to do (the "Exclusivity Right"). Nothing in this Agreement shall be construed to limit Senetek's right to use or license the Senetek Intellectual Property, Improvements or Documentation otherwise than as provided in Section 2.1.1.

      2.3 Royalty Payable by Vivier. A royalty shall be due to Senetek with respect to all sales of Kinetin C Products by Vivier or its Affiliates calculated at the rate of [***] of Vivier's and its Affiliates' Net Sales of all Kinetin C Products except for Trial Sizes provided free of charge, provided that such royalty shall not in any case be less than [***] per Unit other than

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Trial Sizes. All royalties shall be paid with respect to each Calendar Quarter within 30 days after the end of such Calendar Quarter. Payments shall be made by wire transfer to the bank account designated by Senetek from time to time in U.S. Dollars, and any late payments shall be subject to a handling charge of one-and-one-half (1-1/2) percent per month until paid in full. All royalty payments shall be accompanied by a reasonably detailed accounting setting forth the basis upon which such payment was calculated. Royalties due shall not be subject to any offset for any claim Vivier may have against Senetek unless and until such claim is approved by Senetek in writing or determined to be valid in a Final Adjudication pursuant to the dispute resolution procedures set forth in this Agreement.

      2.4   Product Manufacture; Packaging and Promotion of Vivier Product.

      2.4.1 Vivier shall manufacture all Products at its present contract manufacturers, Therapex or Delta, unless specifically agreed otherwise by both Parties in writing. All Products shall be manufactured in full compliance with all applicable good manufacturing practices requirements applicable within the Territory. Unless otherwise approved by Senetek, Vivier will purchase its supplies of Kinetin solely from Senetek or its authorized vendor at Senetek's fully-loaded cost as in effect from time to time. In the event that Senetek shall approve Vivier otherwise sourcing Kinetin, the purity of Kinetin utilized by Vivier in Products shall be no less than [***] with proof of biological activity or other efficacy of the Products established by Vivier or its supplier using such means and at such frequency as Senetek may reasonably require. Senetek shall have the right to conduct reasonable audits of Vivier's contract manufacturing sites and its and its contract manufacturers' quality assurance/quality control procedures for raw materials, componentry, packaging and finished product.

      2.4.2 Senetek shall provide Vivier with all technical and other information in its possession regarding formulating with Kinetin to enable Vivier to perform its obligations under and obtain the benefits of this Agreement. Vivier agrees that in marketing and selling Products it shall not make any comparative claims with respect to Kinetin-containing products of other Senetek licensees. Vivier shall submit to Senetek all packaging, labeling and promotional materials intended to be used for Kinetin C Products to be marketed and sold by Vivier, solely for Senetek's approval of Product claims and Senetek trademark usage, such approval not to be unreasonably withheld or delayed (it being agreed that such review shall not affect any of Senetek's rights of indemnification hereunder). All Kinetin C Product packaging for Products to be marketed and sold by Vivier shall, to the extent that space can reasonably accommodate the same, include the following or a similar statement presented in a manner consistent with industry practice: "Manufactured and sold under license from Senetek PLC " with the patent number applicable in the country of sale indicated.

      2.5 Purchases by Senetek. In the case of Product marketed and sold by Senetek or its Affiliates or its or their licensees or sub-licensees pursuant to
Section 2.1.2, Senetek agrees that, subject to Section 2.5.4, all such Product shall be purchased from Vivier in accordance with this Section 2.5 and Vivier agrees to use Best Efforts to fulfill such orders in accordance with the terms hereof.

      2.5.1 Senetek shall place all orders for Product, whether for its own marketing and sale or for marketing and sale by its licensees, directly with Vivier by facsimile copy of its Purchase

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Order confirmed by mail. Vivier shall confirm acceptance of each Purchase Order by facsimile copy confirmed by mail, within one week following receipt of the facsimile copy of Senetek's Purchase Order. Senetek shall provide to Vivier no less frequently than every six months a rolling twelve (12) month forecast of Senetek's and its licensees' requirements for Products. If Senetek or its licensee order packaged product, such packaging and labeling shall either be supplied by their supplier or shall be sourced by Vivier in accordance with specifications developed by Senetek.

      2.5.2 Vivier shall use its Best Efforts to ship Products to Senetek or its licensee within ninety (90) days after receipt of Senetek's Purchase Order, provided that for any Product for which packaging art or copy is not approved by Senetek on the date of the order, Vivier shall use its best efforts to ship such Product within the later of one hundred twenty (120) days after receipt of Senetek's Purchase Order or sixty (60) days after final approval of such art or copy. Vivier agrees that in scheduling purchases and production it shall require its contract manufacturers to accord Senetek's and its licensees' orders the same priority it accords to Vivier's orders. All deliveries shall be FOB such contract manufacturers' shipping dock, and risk of any loss or damage of or to the Products delivered shall pass to Senetek or its licensees when Products are locked on board the contracted carrier, provided that Senetek or its licensee shall have thirty (30) days after delivery to reject any Product if manifestly damaged or defective at point of shipment. At Senetek's or its licensee's request and expense, Vivier shall arrange for shipping to Senetek's or its licensees' designated destination. Vivier shall be solely responsible for compliance with all export and like regulations in the case of shipments outside of Canada, and Senetek or its licensees shall be solely responsible for all customs, import and like regulations related to the import, storage, shipment and sale of Products.

      2.5.3 Vivier shall invoice Senetek the full Base Price (as defined in Section 2.5.5) for Product shipped, whether to Senetek or its licensees, and payment shall be due thirty (30) days after invoice. Payments shall be made by wire transfer to the bank account designated by Vivier in United States Dollars, and late payments shall be subject to a handling fee of one-and-one-half (1-1/2) percent per month until payment in full, except in the case of any disputed amounts.

      2.5.4 Notwithstanding the foregoing, in the event that either Party shall identify a potential manufacturer of Products at materially lower prices than those offered by the contract manufacturers provided for in Section 2.4.1, the other Party shall consider utilizing such manufacturer (a "Third Party Manufacturer"), subject to such Third Party Manufacturer's compliance with all requirements of Section 2.4.1 and its conformance to the Parties' respective production, quality assurance and quality control requirements, provided that either Party may, in its sole discretion, decline to make any change in the manufacturing arrangements set forth in Section 2.4.1 or may impose such limitations on such manufacture as it may determine, in each case in its sole discretion, or require termination of such Third Party Manufacturer in the event that it ceases to comply with Section 2.4.1, the Parties' respective production, quality assurance and quality control requirements, or a Party's limitations imposed hereunder.

      2.5.5 The base price for Products purchased by Senetek or its licensees from Vivier shall be the sum of (i) Vivier's fully loaded cost of goods for bulk Product (the "Bulk Cost") plus (ii) for Product in packaged form, Vivier's fully loaded cost of goods and charges for the primary packaging, any package inserts, any secondary packaging and any shipping cartons (the

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"Packaging Cost") plus any freight-in (collectively, the "Base Price"). Promptly upon establishment by Vivier of the Bulk Cost of each Product to be manufactured and sold by Vivier, Vivier shall supply to Senetek a detailed statement of such Bulk Cost.

     2.5.6 Senetek shall pay to Vivier royalties as follows: (i) on Products sold by Senetek or its Affiliates in finished, packaged form directly to non-Affiliate distributors, retailers or other customers, a royalty calculated at the rate of [***] of Senetek's and its Affiliates' Net Sales of all Products except for Trial Sizes provided free of charge, provided that such royalty shall not in any case be less than [***] per Unit other than Trial Sizes, (ii) on Products sold by licensees or sub-licensees of Senetek or its Affiliates upon which a royalty is payable to Senetek or its Affiliates (whether a percentage of net sales or an amount per unit sold by such licensees or sub-licensees), a royalty calculated at the rate of [***] of Senetek's or its Affiliates Net Royalties, and (iii) on Products supplied in bulk by Senetek or its Affiliates to licensees or sub-licensees for packaging, marketing and sale by them for which a royalty is not payable to Senetek or its Affiliates, a royalty calculated at the rate of [***] of the Base Price of such bulk Product, or if such Product is manufactured by a Third Party Manufacturer selected by Senetek as provided in Section 2.5.4, a royalty calculated at the rate of [***] of Senetek's or its Affiliates' purchase price of such bulk Product. All royalties shall be paid with respect to each Calendar Quarter within 30 days after the end of such Calendar Quarter. Payments shall be made by wire transfer to the bank account designated by Vivier from time to time in U.S. Dollars, and any late payments shall be subject to a handling charge of one-and-one-half (1-1/2) percent per month until paid in full. All Royalty payments shall be accompanied by a reasonably detailed accounting setting forth the basis upon which such payment was calculated. Royalties due shall not be subject to any offset for any claim Senetek may have against Vivier unless and until such claim is approved by Vivier in writing or determined to be valid in a Final Adjudication pursuant to the dispute resolution procedures set forth in this Agreement.

     2.5.7 In the event that either Party shall propose to the other a Products-related transaction different than those for which royalties are provided for in Section 2.3 or 2.5.6, the Parties agree to negotiate in good faith with respect to the feasibility of such transaction and, if the Parties agree upon its feasibility, the royalty or other consideration to be payable and the other terms and conditions to apply to such transaction.

     2.6 Books and Records. Each Party shall maintain books and records reflecting all amounts included in its calculation of royalties set forth in each royalty report and all other amounts due to the other pursuant to Section 2.3, 2.5.6 or 2.5.7. Senetek shall maintain books and records reflecting all amounts included in its calculation of its fully loaded cost of Kinetin supplied to Vivier and the purchase price of any bulk Product purchased from any Third Party Manufacturer. Vivier shall maintain books and records reflecting its calculation of the Base Prices of Products supplied to Senetek, its Affiliates or their licensees or sub-licensees pursuant to Section 2.5. All such books and records shall be prepared in accordance with generally accepted accounting standards and each Party shall maintain source documentation of the amounts therein reflected and shall provide the other Party with reasonable access, upon at least ten (10) days prior notice and at times not unreasonably disruptive of its operations, to conduct audits thereof. No more than one such audit shall be conducted during any twelve (12) month

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period unless an audit documents an error in amounts reported or charged of more than ten (10) percent during the period covered by the audit, in which event audits may be conducted semi-annually thereafter until such audits fail to document such an error. The Party determined to have been in error in amounts reported or charged shall pay a handling charge of one-and-one-half (1-1/2) percent per month from the date of such erroneous report or charge to the date on which the same is corrected by payment. The costs of any such audit shall be borne by the Party conducting it unless such audit documents an error of more than ten (10) percent during the period covered by the audit, in which case such costs shall be reimbursed by other Party.

      2.7 Clinical Trials Funding. Vivier acknowledges that Senetek has heretofore performed [***] clinical testing of Kinetin, including without limitation the testing reflected in the Senetek Documentation set forth in
Schedule 1.8A, at the University of California--Irvine ("UCI") in accordance with protocols acceptable for prescription drug product testing. Vivier agrees, promptly after execution of this Agreement, to design and fund equivalent tests of Vivier C (except that such clinical testing may be limited to 90 days' duration) at UCI or such other institution of comparable standing in the pharmaceuticals industry as the parties may agree (the "Vivier C Testing"), except to the extent Vivier provides to Senetek adequate documentation of equivalent tests already performed using comparable protocols at an institution of standing comparable to UCI. In addition, promptly after execution of this Agreement, the parties shall develop and conduct tests of Kinetin C (the "Kinetin C Testing"), using such protocols and methodologies as the parties may agree, with the costs of such testing to be shared equally, provided that neither party shall be required to pay more than [***] of such costs. Vivier further agrees that Senetek may supplement the Vivier C Testing or the Kinetin C Testing with such additional tests and trials of Kinetin, such as infrared photography and tests of moisture barrier enhancement, as Senetek may wish in order to update the tests referred to in Schedule 1.8A (the "Supplemental Kinetin Testing"), with all costs to be borne by Senetek. Vivier shall be the sole owner of the results of the Vivier C Testing, Senetek shall be the sole owner of the results of the Supplemental Kinetin Testing, and the Parties shall jointly own the results of the Kinetin C Testing; provided that the owner of such testing shall permit the other Party to use such results in exploiting its rights with respect to Products hereunder, and provided further that no Party shall use any such results, whether owned by it or by the other Party or jointly owned, to make any claims or statements, comparative or otherwise, with respect to any products of the other Party or its Affiliates or licensees.

No Other Rights. It is expressly understood that this Agreement grants no rights to Vivier or Senetek with respect to the Intellectual Property or Confidential Information of the other Party except those express rights set forth in this Article 2. Without limiting the foregoing, it is understood and agreed that Vivier has no right pursuant to this Agreement to, and shall not,
(i) manufacture, have manufactured, or sell or knowingly permit its customers to sell any Products other than into the Authorized Channel within the Territory to the extent it is legally permissible to prohibit or restrict such activity, or
(ii) manufacture, have manufactured, market or sell products containing Kinetin that are not Products, and Senetek has no right pursuant to this Agreement to, and shall not, market or sell or license third parties to market or sell Products other than in accordance with Section 2.1.2 and 2.5. Upon any termination of this Agreement, Vivier shall not have any right of any kind with respect to the Kinetin C Products or the Senetek Intellectual Property or Confidential Information, and Senetek shall not have any right of any kind with respect to the Products or the Vivier Intellectual Property or Confidential Information,

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other than the right to complete the sale within six months of such termination of Products then lawfully in its possession (in the case of Senetek and its licensees) or Kinetin C Products then in its possession or manufactured into bulk (in the case of Vivier), subject to full payment of the Base Price or Royalty due therefore (as the case may be). Nothing in the foregoing sentence shall diminish either party's rights in its own trademarks or other Intellectual Property, provided that following termination of this Agreement and any sell-off period provided for above, neither party shall use its own trademarks or packaging or promotional materials in a manner that may misleadingly suggest that such party continues to practice its rights under this Agreement. It is expressly understood that all Product formulations developed by either party pursuant to this Agreement shall be the sole property of the party developing the same, and such party shall be entitled to file, prosecute, own and maintain worldwide patent rights on the same, provided, however, that Vivier shall not conduct any [***] testing of any such formulation containing Kinetin except under Senetek's control and, provided, further, that in no event may any patents or patent applications so filed by either party contain any claims that are within the Valid Claims of the other party's Patents or that, in the absence of a patent license from the patenting party, would restrict the other party or any assignee or licensee of the other party from making, using, or selling any product practicing its Patents.

3.    REPRESENTATIONS, WARRANTIES AND CERTAIN COVENANTS OF THE PARTIES

      3.1 Representations, Warranties and Covenants of Vivier. Vivier represents, warrants and covenants as follows:

            3.1.1 Qualifications and Authorization. Vivier is a corporation duly formed, validly existing and in good standing under the laws of Quebec, Canada, with full corporate power and authority to conduct its business as it is now conducted and to enter into and perform this Agreement. Vivier is duly licensed or qualified to do business and is in good standing in each jurisdiction in which its operations or ownership of assets requires such licensing or qualification.

            3.1.2 No Conflict or Violation. Neither the execution, delivery or performance of this Agreement, nor compliance by Vivier with any of the provisions hereof, will (i) violate or conflict with any provision of the Certificate or Articles of Incorporation or Bylaws of Vivier, (ii) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the creation of any encumbrance upon any of Vivier's assets under, any of the terms, conditions or provisions of any material contract, indebtedness, note, bond, indenture, security or pledge agreement, commitment, license, lease, franchise, permit, agreement, or other instrument or obligation to which Vivier is a party, or (iii) violate any statute, rule, regulation, ordinance, code, order, judgment, ruling, writ, injunction, decree or award applicable to Vivier, except, in the case of each of clauses (i), (ii) and (iii) above, for such violations, conflicts, breaches, defaults or creations of encumbrances which, in the aggregate, would not have a material adverse affect on the business of Vivier taken as a whole or on its ability to fully perform this Agreement.

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            3.1.3 Compliance with Laws. Vivier shall and shall assure that its contract manufacturers shall comply with all laws, regulations, ordinances, orders, injunctions, decrees and requirements applicable to the manufacturing, packaging, storage, shipment and export of all Products, and to its marketing and sale of Kinetin C Products. Without limiting the foregoing, Vivier shall assure that its contract manufacturer produces and packages (if applicable) the Products in full compliance with all applicable good manufacturing practices requirements for the Territory, shall conduct appropriate stability testing of the Products, shall maintain and implement appropriate quality control and quality assurance procedures for all raw materials and componentry, whether produced internally or supplied by vendors, and all bulks, work in process and finished goods, shall package, label and advertise Kinetin C Products marketed and sold by it in accordance with all applicable legal requirements and in a manner not infringing or violating any intellectual property or trade rights of third Persons, and shall obtain and maintain all Product marketing approvals, registrations or other permits necessary for the lawful manufacture, packaging, storage, shipment and export, and for its marketing and sale of the Kinetin C Products in the Authorized Channel within the Territory.

            3.1.4 Product Launch. Vivier will begin marketing the initial Kinetin C Products in Canada not later than [***] and the initial Kinetin C Products in the United States of America not later than [***].

            3.1.5 Vivier C Products. Schedule 1.17 contains a true and complete list of all formulations of products containing Vivier C that have been developed by or for Vivier as of the Agreement Date. During the Term, Vivier shall promptly notify Senetek of any and all improvements to the formulations set forth in Schedule 1.17 and any new formulations developed by or for Vivier containing Vivier C.

            3.1.6 Acknowledgement of Senetek Patents' Validity, Enforceability and Ownership. In consideration of the benefits of Sections 2.1.1 and 2.2, Vivier, for itself and its Affiliates, successors and permitted assigns and sub-licensees, irrevocably acknowledges, admits and concedes that (i) all rights, title and interest in the Senetek Patents are owned by Senetek and its Affiliates, (ii) all claims of the Senetek Patents as well as all claims that are narrower in scope than the claims of the Senetek Patents are valid and enforceable, and (iii) all claims of any patent that may issue from any application whose subject matter in whole or in part is entitled to the benefit of the filing date(s) of the Senetek Patents (including, without limitation, continuations, continuations-in-part, divisional patents, reexaminations, renewals, extensions, reissues, and foreign counterparts) that are equal to or narrower in scope than the claims of the Senetek Patents are valid and enforceable. Vivier, for itself and its Affiliates, successors and permitted assigns and sub-licensees, does also forever relinquish and waive all rights to dispute said ownership, validity and enforceability in any proceeding of any nature, covenants that it and they will not assert, either affirmatively or defensively, in any proceeding of any nature, any matter inconsistent with said ownership, validity and enforceability, agrees and acknowledges that the foregoing shall act as a complete defense and bar to any proceeding of any nature challenging such ownership, validity and enforceability or any of them, and consents to the entry of temporary and permanent injunctions to bar any breach or threatened breach of any of the foregoing, without the filing on behalf of Senetek of any bond or other security.

          *** Confidential portions of this materials have been omitted and filed separately with the Securities and Exchange Commission

            3.1.7 No Unsolicited Bids. Vivier, for itself and its Affiliates, successors and permitted assigns and sub-licensees, irrevocably agrees that from the Agreement Date through the fifth anniversary of the end of the Term it and they will not, individually or as a member of any "group" (as such term is defined under the United States Securities Exchange Act) (i) purchase, own or acquire rights in securities of Senetek or American Depositary shares representing, or options, warrants or other rights to purchase, securities of Senetek, representing in the aggregate 1% or more of the outstanding equity securities of Senetek, or (ii) make any public or confidential offer or proposal to Senetek or its management or Board of Directors or any member thereof with a view to entering into any acquisition of or combination involving Senetek or any of its material assets, or (iii) participate in any proxy contest or other process intended to cause the adoption of any shareholder resolution which has not been recommended for adoption by the Board of Directors of Senetek.

      3.2 Representations and Warranties and Covenants of Senetek. Senetek represents, warrants and covenants as follows:

            3.2.1 Qualifications and Authorization. Senetek is a corporation duly formed, validly existing and in good standing under the laws of the United Kingdom with full corporate power and authority to conduct its business as it is now conducted and to enter into and perform this Agreement. Senetek is duly licensed or qualified to do business and is in good standing in California and each other jurisdiction in which its operations or ownership of assets in connection with this Agreement requires such licensing or qualification.

            3.2.2 No Conflict or Violation. Neither the execution, delivery or performance of this Agreement, nor compliance by Senetek with any of the provisions hereof, will (i) violate or conflict with any provision of the Certificate of Incorporation or Bylaws of Senetek, (ii) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in a creation of any encumbrance upon any of Senetek's assets under, any of the terms, conditions or provisions of any material contract, indebtedness, note, bond, indenture, security or pledge agreement, commitment, license, lease, franchise, permit, agreement, or other instrument or obligation to which Senetek is a party, or (iii) violate any statute, rule, regulation, ordinance, code, order, judgment ruling, writ, injunction, decree or award applicable to Senetek, except, in the case of each of clauses (i), (ii) and
(iii) above, for such violations, conflicts, breaches, defaults or creations of encumbrances which, in the aggregate, would not have material adverse effect on the business of Senetek taken as a whole or on its ability to perform this Agreement.

            3.2.3 Compliance with Laws. Senetek shall, and shall cause its licensees which purchase Products to, comply with all laws, regulations, ordinances, orders, injunctions, decrees and requirements applicable to the importation, marketing and sale of the Products, including by obtaining and maintaining all Product marketing approvals, registrations or other permits necessary for the lawful importation, exportation (if applicable), storage, shipment, marketing and sale of the Products pursuant to Section 2.1.2. Senetek covenants that packaging and labeling produced by Vivier in accordance with any specifications supplied by Senetek to Vivier or supplied by Senetek for use in packaging Products will comply with all laws and regulations applicable in the countries in which such Products are to be sold and will not infringe or violate the intellectual property or trade rights of any third Person.

            3.2.4 Acknowledgement of Vivier Patents' Validity, Enforceability and Ownership. In consideration of the benefits of Section 2.5, Senetek, for itself and its Affiliates, successors and permitted assigns and sub-licensees, irrevocably acknowledges, admits and concedes that (i) all rights, title and interest in the Vivier Patents are owned by Vivier and its Affiliates, (ii) all claims of the Vivier Patents as well as all claims that are narrower in scope than the claims of the Vivier Patents are valid and enforceable, and (iii) all claims of any patent that may issue from any application whose subject matter in whole or in part is entitled to the benefit of the filing date(s) of the Vivier Patents (including, without limitation, continuations, continuations-in-part, divisional patents, reexaminations, renewals, extensions, reissues, and foreign counterparts) that are equal to or narrower in scope than the claims of the Vivier Patents are valid and enforceable. Senetek, for itself and its Affiliates, successors and permitted assigns and sub-licensees, does also forever relinquish and waive all rights to dispute said ownership, validity and enforceability in any proceeding of any nature, covenants that it and they will not assert, either affirmatively or defensively, in any proceeding of any nature, any matter inconsistent with said ownership, validity and enforceability, agrees and acknowledges that the foregoing shall act as a complete defense and bar to any proceeding of any nature challenging such ownership, validity and enforceability or any of them, and consents to the entry of temporary and permanent injunctions to bar any breach or threatened breach of any of the foregoing, without the filing on behalf of Vivier of any bond or other security.

            3.2.5 Kinetin. The Kinetin supplied by Senetek for use in the manufacture of the Products shall comply with the standards applicable to Vivier as set forth in Section 2.4.

      3.3 Representations and Warranties and Covenants of Each Party. Each party represents, warrants and covenants with the other party as follows:

            3.3.1 Patents. Each party owns its Patents and either owns or holds licenses for the use of its other Intellectual Property and Documentation, and has the full and unrestricted right to license them to the other party and, in the case of Section 2.1.2, to third parties to which licenses may be granted by Senetek. Neither party has any knowledge of the existence of any patents or patent applications, trademarks or trademark applications, or copyrights owned by any Person except the other party or its Affiliates that would prevent it from making, having made, or selling Products under its Patents or other Intellectual Property pursuant to Section 2.1. As of the date of this Agreement, neither party has entered into any subsisting material license agreement with respect to its Patents except as disclosed on Schedule 3.3.1A or 3.3.1B, respectively, and except as disclosed on such respective Schedules, neither party is involved in any material dispute with respect to the agreements identified on such schedule or with respect to any other Person challenging the ownership, validity or enforceability of its Patents.

            3.3.2 Product Claim Substantiation; Testing Data. Each party has made available to the other all formal research reports prepared by or for it with respect to the utilization of its Patents in skin care or cosmetic products, including in the case of Senetek all UCI test data and copies of "results" photographs taken by Canfield Scientific, and each party will continue to make available to the other all future Product claim substantiation and safety, efficacy and other testing data and all marketing materials related to the Products, as may be reasonably necessary to permit the other party to promote the Products pursuant to Section 2.2 and 2.5, provided that neither party shall be required to disclose any such information to the extent that doing so would violate agreements with other Persons if it has used Best Efforts to obtain a waiver or amendment of such provisions to permit such disclosure. All such data shall be deemed Confidential Information of the disclosing party for all purposes of this Agreement.

4.    CONFIDENTIAL INFORMATION AND ANNOUNCEMENTS

      4.1 Senetek Confidential Information. Vivier shall not (a) use Senetek Confidential Information except to perform its obligations or exercise its rights under this Agreement, or (b) disclose Senetek Confidential Information to any Person (except to its employees and agents who reasonably require same for the purpose hereof and who are bound to Vivier by the same obligations as to confidentiality) otherwise than as provided in this Agreement without the express written permission of Senetek, unless such disclosure is required by order of a court of competent jurisdiction (in which event Vivier shall give notice to Senetek and use Best Efforts to afford it the opportunity to contest such requirement).

      4.2 Vivier Confidential Information. Senetek shall not (a) use Vivier Confidential Information except to perform its obligations or exercise its rights under this Agreement, or (b) disclose Vivier Confidential Information to any Person (except to its employees and agents who reasonably require same for the purpose hereof and who are bound to Senetek by the same obligations as to confidentiality) otherwise than as provided in this Agreement without the express written permission of Vivier, unless such disclosure is required by order of a court of competent jurisdiction (in which event Senetek shall give notice to Vivier and use Best Efforts to afford it the opportunity to contest such requirement).

      4.3 No License. The furnishing of Confidential Information by one party to the other shall not constitute any grant, option or license to the other under any Patent or Intellectual Property of the furnishing party.

      4.4 Announcements. The parties will issue an agreed upon press release upon the execution of this Agreement in the form set forth in Schedule 4.4. Except for such release and except as may otherwise be required by law or the listing rules of any exchange on which either party's securities may be listed or quoted, for which the releasing party shall provide prior notice to the other party and the opportunity to comment on any required disclosure, neither party will disclose the terms of this Agreement to any other Person; provided, however, that each party may make such disclosure of the terms of this Agreement to its employees and agents as is necessary to permit such party to perform its obligations under this Agreement; provided further that any such employee or agent agrees to maintain the confidentiality of this Agreement; and provided further that either party may make such disclosures of the terms of this Agreement as are necessary to enter into license and other agreements that do not conflict with the terms of this Agreement. Vivier acknowledges that this Agreement may be deemed to be a "material contract" as that term is defined by
Item 601(b)(10) of Regulation S-K, and that Senetek may therefore be required to file such document as an exhibit to reports or registration statements filed under the United States Securities Act or Securities Exchange Act, provided that Senetek

Confidential Treatment Requested
--------------------------------

shall redact commercial terms and file for confidential treatment to the extent permitted by applicable rules of the United States Securities and Exchange Commission.

      4.5   Release from Restrictions. The restrictions set forth in Sections
4.1 and 4.2 shall not apply to Vivier or Senetek Confidential Information disclosed to the other party (i) that a party rightfully possessed before it received the information from the other as evidenced by written documentation;
(ii) that subsequently becomes publicly available through no fault of that party; (iii) that is subsequently furnished rightfully to that party by a third party that is not an Affiliate and which is not known to be under restrictions on such disclosure; or (iv) that is independently developed by an employee, agent or contractor of such party.

      4.6 Survival. The provisions of this Article 4 shall survive termination of this Agreement and continue thereafter for a period of five (5) years; provided, however, that each party's obligations with respect to any Confidential Information of the other party that is Documentation or Know-How shall survive until the expiration of the last to expire of the Valid Claims of the other party's Patents.

5.    DISPUTE RESOLUTION

      5.1 Disputes. All disputes between the parties to this Agreement shall be subject to and resolved in accordance with the terms of Schedule 5.2, which shall be binding on the parties.

6.    INDEMNIFICATION, INSURANCE AND LIMITS ON LIABILITY

      6.1 Indemnification by Vivier. Vivier shall defend, indemnify, and hold harmless Senetek, its officers, agents, employees and Affiliates from any loss, claim, action, damage, expense or liability (including defense costs and attorneys' fees) (collectively, "Claims") arising out of or related to a breach or alleged breach of any representation, warranty or covenant made by Vivier herein, or the manufacture, handling, possession of any Product to the point of shipment to Senetek or its licensees, or the marketing, sale or other use of Products marketed or sold by Vivier, except insofar as any such Claim is related to or arises from Senetek's negligence or breach of any representation, warranty or covenant made by Senetek in this Agreement.

      6.2 Indemnification by Senetek. Senetek shall defend, indemnify, and hold harmless Vivier, its officers, agents, employees and Affiliates from any Claims arising out of or related to a breach or alleged breach of any representation, warranty, or covenant made by Senetek herein or the marketing, sale or other use of Products marketed or sold by Senetek or its licensees, except insofar as any such Claim is related to or arises from Vivier's negligence or breach of any representation, warranty or covenant made by Vivier in this Agreement.

     6.3 Insurance. Vivier shall maintain at its expense commercial general liability insurance (including products liability coverage) with an insurance company or companies rated at least Best AA in a principal amount of not less than the coverage generally maintained by Vivier in the ordinary course and in any case aggregating no less than [***] per occurrence, with no annual aggregate limit. Such policy shall name Senetek as an additional insured. Within thirty
(30) calendar days after the date of this Agreement, Vivier shall furnish to Senetek a certificate evidencing such insurance. Senetek may elect to suspend the license granted hereunder until such insurance is in place and the certificate

          *** Confidential portions of this materials have been omitted and filed separately with the Securities and Exchange Commission of coverage is provided, and may thereafter suspend the license granted hereunder if it reasonably believes such insurance is not in place until Vivier provides Senetek reasonable assurance that such coverage is in place without any gap in coverage during the Term and will be maintained as required by this Agreement.

      6.4 No Consequential Damages. Except for (i) Claims that include consequential damages paid to Persons that are not Affiliates of an indemnified Party, (ii) Claims by Vivier based upon failure of Senetek to timely supply Kinetin for Vivier's use in producing Kinetin C Products, and (iii) Claims by Senetek based on failure of Vivier to timely supply Products in accordance with
Section 2.5, neither party shall be liable to the other for consequential damages, lost profits, injury to reputation or similar claims; provided, however, that nothing in this sentence shall be construed to in any way limit a Party's obligation to pay the royalties and other amounts due to the other Party under this Agreement. UNDER NO CIRCUMSTANCES SHALL EITHER PARTY OR ITS AFFILIATES HAVE ANY LIABILITY TO THE OTHER PARTY ARISING FROM THIS AGREEMENT IN EXCESS OF THE HIGHEST AGGREGATE AMOUNT RECEIVED FROM THE OTHER PARTY OVER THE COURSE OF ANY THREE CONSECUTIVE CONTRACT YEARS (OR IF THREE CONSECUTIVE CONTRACT YEARS SHALL NOT HAVE ELAPSED, IN EXCESS OF 300% OF THE AMOUNT RECEIVED FROM THE OTHER PARTY OVER THE COURSE OF THE MOST RECENT CONTRACT YEAR). Each party acknowledges and agrees that, but for the limitations of liability set forth in this Section, the other party would not have entered into this Agreement upon the terms set forth herein and that such limitations are a material part of this Agreement.

      6.5 Recalls. In the event any Product(s) must be recalled from distribution by reason of failure to meet any requirements of law or otherwise, Vivier (in the case of Kinetin C Products sold by it) or Senetek (in the case of Products sold by it or its licensees) shall have the sole responsibility to conduct such recall, with the reasonable assistance of the other party to the extent necessary and requested. Responsibility for payment of the costs of such recall shall be borne by the party required to indemnify therefore pursuant to this Article 6.

7.    INFRINGEMENT

      7.1 Notification of Infringement. During the Term, each party shall promptly advise the other in writing of any infringement, imitation or act by third parties inconsistent with the ownership of and rights to the Intellectual Property as represented in this Agreement or any act of unfair competition by third parties (any of the foregoing shall be referred to as an "infringement") relating to any of the Intellectual Property or the Know-How wherever and whenever such infringement or act shall come to the attention of such party. If such infringement occurs within the Territory, the party owning or claiming the Intellectual Property infringed (the "Proprietor") shall promptly take such commercially reasonable action as is required to restrain such infringement or otherwise enforce its rights in the Intellectual Property and the other party shall cooperate fully with the Proprietor in such action and, if so requested, shall join with the Proprietor as a party to any appropriate legal proceedings for such purpose. The Proprietor shall bear all expenses in connection with the foregoing. In the event that within a reasonable time after the Proprietor becomes aware of such infringement within the Territory, the Proprietor fails to take appropriate and diligent action with respect to such infringement, the other party shall have the right, to the extent permitted by law, to institute an action for infringement at its own expense, and in its own name, or in the name of any of its Affiliates and the right to enforce and collect any judgment thereon.

      7.2 Recovery. Any recovery by either Party as a result of any claim, demand, litigation or other action contemplated by Section 7.1 or any settlement thereof shall first be used to reimburse each Party for the reasonable costs of the action borne by such Party (or, if the recovery is less than the aggregate costs of such action, shall be distributed between the Parties in proportion to the costs of the action borne by each of the Parties), with the remaining amount, if any, to be paid to the Party bringing the action.

8.    TERM AND TERMINATION

      8.1   Term. The term of this Agreement shall be the Term as defined in
Article 1 unless terminated earlier than therein provided pursuant to this
Article 8.

      8.2 Termination for Cause. Each Party shall have the right to terminate this Agreement at any time upon written notice to the other in the event (i) the other Party is found in breach of any of its representations or fails to perform any material obligation and such failure continues for a period of thirty (30) days after notice thereof with respect to a payment failure or, with respect to any other failure, such failure continues for a period of sixty (60) days after notice thereof or (ii) the other Party is declared insolvent or bankrupt by a court of competent jurisdiction, or a voluntary petition of bankruptcy is filed in any court of competent jurisdiction by the other Party, or the other party makes or executes any assignment for the benefit of creditors.

      8.3 Bankruptcy of Intellectual Property Proprietor. The Parties hereby agree that licenses under this Agreement are licenses of intellectual property as defined in Section 101(35A) (formerly Section 101(56)) of the Bankruptcy Code, and that this license agreement is governed by Section 365(n) of the Bankruptcy Code. Each party hereby agrees that in the event that its rights under this Agreement are assigned to any non-Affiliate in connection with any bankruptcy, insolvency or like proceeding involving it or its assets, such assignee must assume all of its obligations under this Agreement.

9.    MISCELLANEOUS

      9.1 Payments. All payments due under this Agreement to either Party shall be paid in U.S. Dollars. Exchange rates used to convert local currency to U.S. Dollars shall be the month end exchange rates of New York banks for buying U.S. dollars as published in the Wall Street Journal for the last month of the quarter in respect of which payments are due.

      9.2 Taxes. All taxes due with respect to the manufacture of Products or the marketing or sale of Kinetin C Products pursuant to Section 2.1.1shall be paid by Vivier and all taxes due with respect to the marketing or sale of Products pursuant to Section 2.1.2 shall be paid by Senetek or its licensees or sub-licensees, except in either case for taxes due from and in respect of the income of the other Party (an "Income Tax"). If either Party is required to collect and remit any tax for which the other Party is responsible hereunder, the remitting Party shall be entitled to collect the amount of such tax from the Party responsible therefor within 30 days of the date any such tax is remitted.

      9.3 No Joint Venture. It is not the intent of the Parties to form any partnership or joint venture. Each Party shall, in relation to its obligations hereunder, act as an independent contractor, and nothing in this Agreement shall be construed to give either Party the power or authority to act for, bind or commit the other.

      9.4 Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of California (regardless of that or any other jurisdiction's choice of law principles).

      9.5 No Assignment. Neither Party may assign its rights or obligations under this Agreement without the prior written consent of the other Party; provided, however, that either Party may assign its rights to an Affiliate or to any successor by merger, consolidation, sale of stock or the sale of substantially all of the assets of such Party; provided further, that no such permitted assignment shall relieve the assigning Party of its obligations under this Agreement. Senetek and its Affiliates shall have the right to license third parties to market and sell Products in accordance with Section 2.1.2, provided that any such license and any sub-license thereunder shall require that the licensee agree in writing to comply with the terms of this Agreement and shall name Vivier as a third-party beneficiary with rights of enforcement.

      9.6 Force Majeure. This Agreement shall not be terminable by reason of, and except as expressly provided in clauses (ii) and (iii) of Section 6.4, no Party hereto shall be liable to the other for, any delay or default in such Party's performance hereunder if such delay or default is caused by conditions beyond such Party's control including, but not limited to, acts of God, regulation or law or other action of any government or any agency thereof, war, insurrection, civil commotion, destruction of production facilities or materials by earthquake, fire, flood or storm, labor disturbances, epidemic, or failure of suppliers, public utilities or common carriers. Each Party agrees to promptly notify the other Party of any event of force majeure under this Section 9.6 and to employ Best Efforts towards prompt resumption of its performance hereunder if such performance is delayed or interrupted by reason of such event.

      9.7 Notices. Unless otherwise provided herein, any notice required or permitted to be given hereunder (a "Notice") shall be mailed by certified mail or generally recognized express courier service with signature required for delivery, postage prepaid, sent by facsimile transmission, or delivered by hand to the Party to whom such Notice is required or permitted to be given hereunder at the address of such Party as first set forth above or at such other address as the Party may furnish by Notice hereunder. If mailed, any such Notice shall be deemed to have been given as of the date of receipt, as evidenced by the date appearing on the delivery notice. If delivered by hand, any such Notice shall be deemed to have been given when received by the Party or agent of such Party to whom such Notice is given, as evidenced by written and dated receipt of the receiving Party.

      9.8 Captions. The captions in this Agreement are solely for convenience of reference and shall not be used for purposes of interpreting or construing the provisions hereof.

      9.9 Severability. Should any part or provision of this Agreement be held unenforceable or in conflict with the applicable laws or regulations of any jurisdiction, the invalid or unenforceable part or provision shall be replaced with a provision which accomplishes, to the extent possible, the original business purpose of such part or provision in a valid and enforceable manner, and the remainder of this Agreement shall remain binding upon the parties hereto.

      9.10 Waiver. No failure on the part of any party hereto to exercise, and no delay in exercising, any right, privilege or power hereunder shall operate as a waiver or relinquishment thereof; nor shall any single or partial exercise by any Party hereto of any right, privilege or power hereunder preclude any other or further exercise thereof, or the exercise of any other right, privilege or power.

      9.11 Entire Agreement. This Agreement together with its Schedules and Exhibits constitute the entire agreement and understanding between the Parties with respect to the subject matter of this Agreement and shall supersede any prior agreements, negotiations, understandings, representations, statements and writings relating thereto. This Agreement may not be amended or modified except in a writing signed by a duly authorized officer of the Party against whom enforcement of such amendment is sought.

      9.12 Counterparts. This Agreement may be executed in one or more counterparts by exchange of facsimile copies of signature pages, each of which will be deemed an original and all of which together will constitute one and the same instrument.

      9.13 Document Preparation. The Parties acknowledge that this Agreement is a product of extensive negotiations and that no inference should be drawn regarding the preparation of this document.

            IN WITNESS WHERE, the Parties have caused their duly authorized representatives to execute this Agreement as of the Agreement Date.

                                      VIVIER PHARMA INC.


                                      By:
                                         ---------------------------------------

                                      Name:
                                           -------------------------------------

                                      Title:
                                            ------------------------------------

                                      SENETEK PLC


                                      By:
                                         ---------------------------------------

                                      Name:
                                           -------------------------------------

                                      Title:
                                            ------------------------------------